As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Jo-Jo Drugstores, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, Building 5, Renxin Yaju, Gong Shu District

Hangzhou City, Zhejiang Province, People’s Republic of China, 310014

(Address of principal executive offices)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

China Jo-Jo Drugstores, Inc.

Third Amended and Restated 2010 Equity Incentive Plan

(Full title of the plans)

Elizabeth F. Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 326-0199

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is filed pursuant to General Instruction E to Form S-8 by China Jo-Jo Drugstores, Inc., a Cayman Islands exempted company (the “Company”), to register 420,715 ordinary shares of the Company in addition to those previously registered on the Company’s registration statements on Form S-8 (File No. 333-268809 and File No. 333-264505) filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2022 and on April 27, 2022, for issuance pursuant to the Company’s Third Amended and Restated 2010 Equity Incentive Plan. Pursuant to General Instruction E to Form S-8, the contents of such previously filed registration statements are incorporated herein by reference, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Commission pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended March 31, 2023, filed with the Commission on June 15, 2023, containing the Registrant’s audited consolidated financial statements for the years ended March 31, 2023, March 31, 2022 and March 31, 2021.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in (a) above (other than portions of those documents furnished or not otherwise deemed to be filed).

(c)	The description of the Registrant’s Securities contained in the Registrant’s annual report on Form 20-F, as originally filed with the Commission on June 15, 2023, and any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission that are identified in such forms as being incorporated into this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

The Third Amended and Restated Memorandum and Articles of Association of China Jo-Jo Drugstores, Inc., a Cayman Islands exempted company (“CJJD”) provide for the indemnification of CJJD’s directors and officers. Specifically, under the indemnification provisions, CJJD will indemnify its directors and officers acting in relation to any of the affairs of the Company from and against all actions, costs, charges, losses, damages and expenses which shall or may incur by CJJD’s directors or officers while executing the duties of their respective offices. CJJD’s directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own fraud or dishonesty.

CJJD is an exempted company with limited liability incorporated in the Cayman Islands. As such, CJJD is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Companies Act (As Revised) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

5.1	Opinion of Conyers Dill & Pearman LLP, with respect to the legality of the securities being registered

10.1	China Jo-Jo Drugstores, Inc. Third Amended and Restated 2010 Equity Incentive Plan * [Incorporated by reference to Annex A to the Notice for the Annual General Meeting of the Shareholders under Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K filed with the Commission on November 14, 2023].

23.1	Consent of YCM CPA, Inc., an independent registered public accounting firm

23.2	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm

23.3	Consent of Conyers Dill & Pearman LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney of the directors of the Registrant (contained in the signature pages hereto)

107	Filing Fee Table

*	The Company’s Third Amended and Restated 2010 Equity Incentive Plan (the “Plan”), when approved and ratified by the shareholders, is prior to the Company’s 1-for-20 reverse stock split that is effective March 1, 2024 (the “Reverse Stock Split”). Subsequently, the total number of shares reserved under the Plan and the par value therein are automatically adjusted by the ratio of the Reverse Stock Split, effective March 1, 2024.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China on March 12, 2024.

China Jo-Jo Drugstores, Inc.

By:	/s/ Lei Liu
Lei Liu
Chief Executive Officer

Each of the undersigned members of the board of directors of the Registrant, hereby severally constitutes and appoints Lei Liu as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Lei Liu	Chief Executive Officer and Director	March 12, 2024
Lei Liu	(Principal Executive Officer)

/s/ Ming Zhao	Chief Financial Officer	March 12, 2024
Ming Zhao	(Principal Financial Officer and Principal Accounting Officer)

/s/ Li Qi	Director	March 12, 2024
Li Qi

/s/ Caroline Wang	Director	March 12, 2024
Caroline Wang

/s/ Jiangliang He	Director	March 12, 2024
Jiangliang He

/s/ Genghua Gu	Director	March 12, 2024
Genghua Gu

/s/ Pingfan Wu	Director	March 12, 2024
Pingfan Wu

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Jo-Jo Drugstores, Inc., has signed this Registration Statement on March 12, 2024.

Pryor Cashman LLP

By:	/s/ Elizabeth Chen
	Name:	Elizabeth Chen
	Title:	Partner

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